EXHIBIT 1

FORM OF LETTER FROM THE COMPANY TO MEMBERS

RELATING TO AMENDMENT NO. 1 TO THE SCHEDULE TO

January 9, 2004

Dear Member:

We are writing to inform you of important information in connection with the Offer to Purchase and the Letter of Transmittal, which were sent to you on December 29, 2003 relating to a tender offer by Mercantile Long-Short Manager Fund LLC (the “Company”).

Throughout the Offer to Purchase and the Letter of Transmittal, all references to January 26, 2004 shall be deleted and replaced with January 27, 2004.

To correct the error, revised copies of the Offer to Purchase and Letter of Transmittal are enclosed.

We have filed with the Securities and Exchange Commission an amendment to the Issuer Tender Offer Statement on Schedule TO, originally filed on December 29, 2003 by the Company, making this correction.

Should you have any questions, please feel free to contact the Company at (800) 239-0418.

Sincerely,

Cornelia H. McKenna Vice President Mercantile Long-Short Manager Fund LLC